Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE-Saturday, February 20
Contact:
Rick L. Hull
President and Chief Executive Officer
Ohio Legacy Bank
Email: rick.hull@ohiolegacybank.com
Phone: (330) 853-7590

OHIO LEGACY BANK COMPLETES CAPITAL INFUSION

WOOSTER, Ohio – February 20, 2010 – Wilbur Roat, the Chairman of the Boards of Directors of Ohio Legacy Corp, an Ohio corporation and registered bank holding company (“OLC”), and Ohio Legacy Bank, a national bank and the wholly owned subsidiary of OLC, announced that on Friday, February 19, the previously announced $17.5 million capital infusion in OLC and Ohio Legacy Bank closed, effective as of 11:59 p.m. on that day.  Excel Bancorp, LLC was lead investor in the capital infusion, and was joined by other local investors.  Excel Bancorp, led by Bruce A. Cassidy, Sr., its managing member, has obtained majority ownership of OLC.  The application of Excel Bancorp to register as a bank holding company was approved on February 12, 2010, by the Federal Reserve Bank of Cleveland.

“The $17.5 million capital infusion now assures the continuation of Ohio Legacy Bank’s commitment to the personal banking needs of Stark and Wayne counties and other communities in Northeastern Ohio.  We look forward to getting back to business.” said Mr. Cassidy.

Rick L. Hull, President and Chief Executive Officer of OLC and Ohio Legacy Bank, will lead a management team consisting of seasoned banking professionals, including Denise Penz, Chief Operating Officer and Executive Vice President, Jane Marsh, Chief Financial Officer, and Lucy Blumer, Chief Credit Officer.  Mr. Hull has worked in the commercial banking industry for the past 27 years, both in an executive management capacity and as General Counsel for Citizens Banking Company.  Most recently, Mr. Hull worked for Huntington National Bank as President of its Akron Canton Region. Ms. Penz has more than 12 years of experience in the trust services industry, serving from 2000 to 2008 as the Senior Vice President, Manager of Trust and Investment Services for the Ohio Valley Region of Huntington (formerly Belmont National Bank and Sky Bank). Ms. Marsh, a certified public accountant, has over 26 years of experience in accounting and bank services. Ms. Marsh previously served as CFO for Belmont National Bank and has extensive experience in corporate strategic direction, finance and accounting. Ms. Blumer has more than 20 years experience in the banking industry, both in the field of asset based auditing and in the credit administration function. She most recently served as the Regional Credit Officer of the Akron Canton Region of Huntington.

Mr. Hull stated, “Our management team has a long record of success in tailoring many banking products and services to the needs of individuals and businesses, and providing levels of service which exceed expectations.  We are looking forward to imaginative and creative solutions to our customers’ banking needs, and to providing trust, investment, and private banking services in the near future. We’re excited about our company. The capital infusion gives our employees the opportunity to better serve their clients and for us to expand our client base.”

While expanding services, the bank will continue to emphasize client relationships.  “Our goal is to provide personal, concierge service across a full range of financial products,” Penz commented.  “Our customers will receive the personal attention they deserve from a staff they know and trust.”

About Ohio Legacy Corp. and Ohio Legacy Bank

Ohio Legacy Corp is a bank holding company headquartered in Wooster, Ohio.  Its subsidiary, Ohio Legacy Bank, NA, provides financial services to small businesses and consumers through four full-service banking locations in Canton, North Canton and Wooster, Ohio.

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